                                                                  Exhibit (c)(3)


              AMENDMENT TO CANADA LIFE INSURANCE COMPANY OF AMERICA
                       SELLING AGREEMENT AS OF MAY 1, 2003

            PRESTIGE SERIES (SM) VARIABLE UNIVERSAL LIFE ACCUMULATOR
                     SCHEDULE I - STATEMENT OF COMPENSATION
                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                                AS OF MAY 1, 2003

Commissions are paid to Broker/Dealer in the percentages shown below:

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       All Issue Ages               Year 1        Years 2-10          Years 11+
                                   (target/           (target/              (target/
                        Option      excess     Trail    excess      Trail     excess     Trail
                        ----------------------------------------------------------------------
No Accounting Benefit      A      90% / 4.0%   0.00%    4.0/4.0     0.00%     3.0/3.0    0.00%
              Feature      B      85% / 3.5%   0.00%    4.0/4.0     0.10%     3.0/3.0    0.10%
                           C      80% / 3.0%   0.00%    4.0/4.0     0.20%     3.0/3.0    0.20%
                        ----------------------------------------------------------------------
   Accounting Benefit      A      50% / 4.0%   0.00%   10.0/4.0     0.00%     3.0/3.0    0.00%
             Option X      B      45% / 3.5%   0.00%   10.0/4.0     0.10%     3.0/3.0    0.10%
                           C      40% / 3.0%   0.00%   10.0/4.0     0.20%     3.0/3.0    0.20%
                        ----------------------------------------------------------------------
   Accounting Benefit      A      77% / 4.0%   0.00%    6.0/4.0     0.00%     3.0/3.0    0.00%
             Option Y      B      72% / 3.5%   0.00%    6.0/4.0     0.10%     3.0/3.0    0.10%
                           C      67% / 3.0%   0.00%    6.0/4.0     0.20%     3.0/3.0    0.20%
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

NOTES:

1. Commission options are elected on a case by case basis unless otherwise directed by the Broker/Dealer. If no option is selected, commission option A is the default option.

2. Targets are "rolling so that unpaid First Year Commission can be paid on subsequent years up to target. Target premium (also called basic premium) is determined for each unit of coverage based upon the Company's current rate manual.

3. Excess premium commissions are payable on premium paid in excess of target premium.

4.   Trail commission rates shown are annual rates expressed as basis points
     (bp) paid on unloaned policy value. Trail commissions are paid quarterly after the first anniversary and will be paid with the next weekly commission disbursement following the next commission cutoff after the end of the calendar quarter following the policy anniversary and following the end of each calendar quarter thereafter. Quarterly trail commissions will be one fourth of the annual rate (shown above) multiplied by the unloaned policy value. For purposes of trail commission calculations, unloaned policy value means the cash value on the last day of the calendar quarter immediately preceding the payment date less the principal of any loan and accrued interest thereon.

5. Chargebacks - (i) In the event a policy is returned to Canada Life Insurance Company of America ("CLICA") pursuant to a "Free Look" provision, the full B/D Concession paid thereon or retained by Selling Firm pursuant to net submission of premium or purchase payment shall be charged back to the Selling Firm. (ii) Should any premium or purchase payment on any policy issued by CLICA be refunded for any reason, Selling Firm shall repay or return B/D Concession received by it with respect to such premium or purchase payment. (iii) If a policy was not issued as a result of failure of Selling Firm to submit to CLICA an application sufficient to satisfy state insurance laws or CLICA's eligibility requirements, then amounts paid to Selling Firm shall be returned or repaid. (iv) If a policy was tendered to CLICA for redemption within 10 business days of the date of activity, then amounts paid to Selling Firm shall be returned or repaid.

6. To the extent permitted by law, the amount so charged back may, at the option of CLICA, be set off against B/D Concession otherwise due Selling Firm. In addition, such other compensation will be payable as are from time to time agreed by the parties to the foregoing Agreement and which is in accordance with applicable law, and will be added to the schedule.

7. The rates of concession specified above and any rates of concession otherwise determined by the company will be subject to change at any time by the Company but no charge will affect the rates of concession in connection with any policy effected herein for which the initial premium was due prior to the effective date of such change. Any such changes of concession will be binding upon the Broker/Dealer when the Company sends notice thereof in writing to it and will take effect from the date specified in such notice.

8. No commissions are payable on term insurance riders or other insured riders.

9.   Issue ages in commission table refer to age of insured.